As filed with the Securities and Exchange Commission on June 4, 2002

                                                                                                                                                                      Registration No. 333-88532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OHIO CASUALTY CORPORATION (Exact Name of Registrant as Specified in its Charter)

Ohio	31-0783294
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9450 Seward Road
Fairfield, Ohio 45014
(513) 603-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Office)

COPIES TO:
Debra K. Crane	Susan E. Brown, Esq
Senior Vice President, General Counsel and Secretary	Roger E. Lautzenhiser, Esq
Ohio Casualty Corporation	Vorys, Sater, Seymour and Pease LLP
9450 Seward Road	52 East Gay Street, P.O. Box 1008
Fairfield, Ohio 45014	Columbus, Ohio 43216-1008
(513) 603-2213	(614) 464-6400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class			Offering Price		Aggregate Offering	Amount of
of Securities to be Registered	Amount to be Registered		per Security		Price	Registration Fee

5.00% Convertible Notes due 2022	$201,250,000	(1)	$1,014.13	(2)(3)	$204,093,663	$18,777	(4)
Common Shares, par value $0.125 per share (5)	8,897,504	(6)	$—	(7)	$— (7)	$—	(7)

(1)	Equals the aggregate principal amount of notes that were originally issued by the Registrant on March 19, 2002.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the bid and asked prices for the 5.00% Convertible Notes on May 13, 2002.

(3)	Excludes accrued interest and distributions, if any.

(4)	The Registrant previously paid the registration fee in full in connection with its filing of the initial Registration Statement on May 17, 2002.

(5)	This Registration Statement also covers related Rights to purchase Common Shares, $0.125 par value, of the Registrant which Rights are issuable pursuant to the Amended and Restated Rights Agreement, dated as of February 19, 1998, between the Registrant and First Chicago Trust Company of New York, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of November 8, 2001, appointing EquiServe Trust Company, NA, as successor Rights Agent.

(6)	Represents the number of common shares that currently are issuable upon conversion of the notes, based on the initial conversion rate of 44.2112 common shares for each $1,000 principal amount of the notes. In addition, pursuant to Rule 416 under the Securities Act, the amount to be registered also includes an indeterminate number of common shares that may be issued as a result of stock splits, stock dividends and anti-dilution provisions.

(7)	No separate consideration will be received for the common shares issuable upon conversion of the notes; therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 4, 2002

OHIO CASUALTY CORPORATION

$201,250,000

5.00% CONVERTIBLE NOTES DUE 2022
AND THE COMMON SHARES ISSUABLE UPON
CONVERSION OF THE CONVERTIBLE NOTES

     We issued the notes at an issue price of $1,000.00 per note in a private placement in March 2002. This prospectus will be used by selling securityholders to resell their notes and our common shares into which the notes are convertible.

     The notes have the following terms:

•	Holders may convert each note into 44.2112 of our common shares, subject to adjustment, only (1) if the sale price of our common shares issuable upon conversion of a note reaches specified thresholds, (2) during any period in which the credit rating of the notes is below a specified level or is withdrawn, or in which the notes have no credit rating, (3) if the notes are called for redemption, or (4) if specified corporate transactions have occurred.

•	We will pay interest on the notes on March 19 and September 19 of each year, beginning September 19, 2002. The notes will mature on March 19, 2022.

•	We may redeem some or all of the notes at any time on or after March 23, 2005, at the redemption prices described in this prospectus, plus accrued and unpaid interest.

•	Holders may require us to purchase all or a portion of their notes on March 19 of 2007, 2012 and 2017 at 100% of the principal amount of the notes, plus accrued and unpaid interest.

•	Upon a change in control of Ohio Casualty occurring at any time prior to maturity, holders may require us to purchase for cash all or a portion of their notes at 100% of the principal amount, plus accrued and unpaid interest.

•	The notes are unsecured and rank equally with our other unsecured senior indebtedness. The notes are effectively subordinated to our secured indebtedness as to the assets securing such indebtedness. In addition, the notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

•	The selling securityholders will receive all of the net proceeds from the sale of the notes or the underlying common shares.

     The notes were sold initially to qualified institutional buyers and are currently trading in the PORTAL market. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL market. We do not intend to list the notes for trading on any national or other securities exchange or on the Nasdaq National Market. Our common shares are quoted on the Nasdaq National Market under the symbol “OCAS.” The last reported bid price of our common shares on the Nasdaq National Market on May 15, 2002 was $20.79.

     Investing in the notes involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2002.

OHIO CASUALTY CORPORATION

ABOUT THIS PROSPECTUS	2
FORWARD-LOOKING STATEMENTS	3
PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	16
DIVIDEND POLICY	16
DESCRIPTION OF THE NOTES	16
DESCRIPTION OF CAPITAL STOCK	28
FEDERAL INCOME TAX CONSEQUENCES	31
SELLING SECURITYHOLDERS	37
PLAN OF DISTRIBUTION	45
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND MORE INFORMATION	48

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, and the selling securityholders are not making, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Unless the context requires otherwise, the terms “we,” “our,” “us” and “Ohio Casualty” refer to Ohio Casualty Corporation, an Ohio corporation. Ohio Casualty and its subsidiaries are collectively referred to as the “Company.” The terms “we,” “our,” “us,” “Ohio Casualty” and the “Company” do not include or refer to the selling securityholders.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the Securities and Exchange Commission website or at the Securities and Exchange Commission office mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to the financial condition, results of operations, plans, objectives, future performance and business of the Company, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “targets,” “projects,” “should” or similar expressions. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among other factors, information included under the heading “Risk Factors” in this prospectus. As a result of these and other factors, we cannot assure you that the events described in forward-looking statements will in fact occur or occur within the time frames described. We assume no obligation or duty to update any of the forward-looking statements included in this prospectus except to the extent required by law.

PROSPECTUS SUMMARY

     This prospectus summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the notes offered by the selling securityholders, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

Ohio Casualty Corporation

     We are a holding company that engages, through our direct and indirect subsidiaries, primarily in the business of property and casualty insurance offered through independent agents. Our insurance subsidiaries include The Ohio Casualty Insurance Company, West American Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, Avomark Insurance Company and Ohio Casualty of New Jersey, Inc. These six companies form the Ohio Casualty Group.

     Through our insurance subsidiaries, we provide a wide range of standard commercial, specialty commercial and personal property and casualty insurance products to businesses, individuals, associations and government units in over 40 states. The standard commercial lines business, which accounted for 46.9% of net premiums written in 2001, includes primarily workers’ compensation, general liability, commercial multi-peril, commercial automobile and property, including fire and allied lines. The specialty commercial lines business, which accounted for 9.2% of net premiums written in 2001, includes commercial umbrella and fidelity and surety. The personal lines business, which accounted for 43.9% of net premiums written in 2001, includes primarily personal automobile and homeowners’ insurance sold to individuals.

     We were incorporated in Ohio on August 25, 1969. With our predecessors, we have been engaged in the property and casualty insurance business since 1919. Our principal executive office is located at 9450 Seward Road, Fairfield, Ohio 45014. Our telephone number is (513) 603-2400.

The Offering

Issuer	Ohio Casualty Corporation.

Notes offered	The resale by the selling securityholders of $201,250,000 aggregate principal amount of 5.00% convertible notes due 2022.

Maturity	March 19, 2022.

Interest	5.00% per year on the principal amount, payable semiannually on March 19 and September 19, beginning on September 19, 2002.

Conversion rights	For each $1,000 principal amount note surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 44.2112 of our common shares. This is equal to a conversion price of $22.62 per share. The conversion rate will be adjusted for reasons specified in the indenture. See “Description of the Notes — Conversion Rights.”

If, as of the last day of any calendar quarter beginning with the quarter ending June 30, 2002, the closing sale price of our common shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 110% of the conversion price, then the notes will be convertible for the next calendar quarter.

Holders may also surrender notes for conversion when the credit rating assigned to the notes is Ba2 or lower by Moody’s Investors Service, Inc. (“Moody’s”) or B+ or lower by Standard & Poor’s Credit Market Services, a division of The McGraw-Hill Companies (“Standard & Poor’s”), the notes are no longer rated by either Moody’s or Standard & Poor’s, or the credit ratings assigned to the notes have been suspended or withdrawn by either Moody’s or Standard and Poor’s.

Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date. Additionally , if we make a significant distribution to our common shareholders or if we are a party to certain consolidations, mergers or binding share exchanges, the notes may be surrendered for conversion as provided in “Description of the Notes — Conversion Rights.”

Optional redemption	We may redeem all or a portion of the notes on or after March 23, 2005 at the redemption prices described in this prospectus, plus accrued and unpaid interest. See “Description of the Notes — Optional Redemption by Ohio Casualty.”

Purchase at option of holder	On March 19 of 2007, 2012 and 2017, holders may require us to purchase any outstanding notes at 100% of the principal amount of the notes, plus accrued and unpaid interest. See “Description of the Notes — Purchase of Notes at the Option of the Holder.”

Repurchase right upon change in control	Holders of the notes may require us to repurchase all of the holder’s notes at 100% of their principal amount, plus accrued and unpaid interest, in some circumstances involving a change of control. The repurchase price is payable in cash. See “Description of the Notes — Repurchase at Option of Holders Upon a Change of Control.”

Ranking	The notes are unsecured and rank equally with our other unsecured senior indebtedness. The notes are effectively subordinated to our secured indebtedness as to the assets securing such indebtedness. We had approximately $4,963,705 million of secured indebtedness outstanding as of April 30, 2002.

In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Form and denomination	The notes have been issued in fully registered form. The notes are represented by a global note, deposited with a trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global note are shown on, and any transfers are effected only through, records maintained by DTC and its participants. See “Description of the Notes — Book-Entry Form.”

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of the notes and common shares under this prospectus. We will not receive any of the proceeds from the sales by any selling securityholder of notes or the underlying common shares.

Registration Rights	Under a registration rights agreement, we agreed to file with the Securities and Exchange Commission, the shelf registration statement of which this prospectus forms a part, for resale of the notes and our common shares issuable upon conversion of the notes. We have agreed to use our best efforts to keep the registration statement effective until the earlier of March 19, 2004; the sale pursuant to the shelf registration statement of all securities registered thereunder; and the date on which all outstanding securities held by non-affiliates of Ohio Casualty may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933. If we do not comply with these registration obligations, we will be required to pay liquidated damages as described in the registration rights agreement. See “Description of the Notes — Registration Rights.”

Trading	We do not intend to list the notes on any national securities exchange or automated quotation system. The notes issued in the initial private placement are eligible for trading in the PORTAL market. The notes sold using this prospectus, however, will not be eligible for trading in the PORTAL market.

Common shares	Our common shares are quoted on the Nasdaq National Market under the symbol “OCAS.” As of March 31, 2002, 60,298,290 of our common shares were issued and outstanding.

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

CONSOLIDATED RATIO OF EARNINGS
TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and for the three months ended March 31, 2002. For purposes of computing the ratio of consolidated earnings to fixed charges, “earnings” consists of income from operations before federal income taxes and “fixed charges” consists of interest expense, capitalized interest, amortization of debt expense and an imputed interest component for rental expense.

		Year Ended December 31,				Three Months Ended March 31,

	2001	2000	1999	1998	1997	2002

Ratio of Earnings to Fixed Charges	8.03	(5.15)	8.01	14.02	23.51	13.29
Pro Forma Ratio of Earnings to Fixed Charges (1)	9.41					12.15

(1)	The pro forma ratio of earnings to fixed charge gives effect to the net decrease in the interest expense resulting from the sale of the notes on March 19, 2002 and the application of the proceeds thereof to the repayment of our indebtedness under a Credit Agreement with JP Morgan Chase Bank, as lender and as agent for various other lenders, as if such transaction had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events.

RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors and the other information in and incorporated by reference in this prospectus before deciding to purchase the notes. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or the trading price of our notes or common shares.

Risks Related to the Offering of the Notes

We and our subsidiaries may incur indebtedness that will be senior to the notes.

     Because the notes are unsecured, they are effectively subordinated to any of our secured indebtedness as to the assets securing such indebtedness. As of April 30, 2002, the aggregate amount of our secured indebtedness was $4,963,705 million. The notes also are effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries as to the assets of those subsidiaries.

     The terms of the notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness that will be senior to the notes. See “Description of the Notes.”

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

     Our obligations under the notes rank equally with our unsecured senior indebtedness. We may incur additional indebtedness in the future, which could have important consequences to holders of the notes, including the following:

•	we could have insufficient cash to meet our financial obligations, including our obligations under the notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired; and

•	a significant degree of debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our insurance subsidiaries.

Because the indenture under which the notes were issued contains limited covenants, holders of the notes may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

     The indenture under which the notes were issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain:

•	any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

•	any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common shares of the subsidiary held by us;

•	any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

•	any restrictions on our ability to pledge our assets as collateral or otherwise encumber our assets; or

•	any restrictions on our ability to contribute our assets to our insurance subsidiaries.

An active trading market for the notes may not develop.

     The notes are a new issue of securities for which there is currently no public market. Although the notes that were sold to qualified institutional buyers under Rule 144A are eligible for trading on the PORTAL market, any notes resold under this prospectus will no longer trade on the PORTAL market. We do not intend to list the notes on any national securities exchange or automated quotation system. No assurance can be given that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market. Future trading prices for the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Accordingly, no assurance can be given as to your ability to sell your notes or the price at which you will be able to sell them.

Any downgrade in the rating of the notes may cause their trading price to fall.

     The notes have been rated “BBB-” by Fitch Ratings, “BB” by Standard & Poor’s and “Baa2” by Moody’s Investors Service. If a rating agency downgrades its rating on the notes in the future, the trading price of the notes could decline. Accordingly, no assurance can be given as to the price at which you may be able to sell your notes.

We may not have sufficient funds or may be restricted in our ability to repurchase the notes upon a change of control.

     Pursuant to the indenture, you may require us to repurchase all or a portion of your notes as described in the indenture upon a change in control. The occurrence of a change in control may cause an event of default under, or be prohibited or limited by, future senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under senior debt we may incur in the future.

Risks Related to Ohio Casualty

If our subsidiaries are unable to pay dividends to us, then we may be unable to meet our financial obligations under the notes.

     We conduct our business through our direct and indirect subsidiaries. Accordingly, we rely on dividends from those subsidiaries to meet our financial obligations, including our obligation to pay principal and interest on the notes. The inability of our subsidiaries to pay dividends to us would adversely affect our ability to meet our obligations under the notes.

     The following factors could adversely affect the ability of our insurance subsidiaries to pay dividends:

     Legal Restrictions

     Our insurance subsidiaries are domiciled in Ohio and Indiana. Applicable Ohio and Indiana laws provide that an insurer domiciled in either of these states must obtain the prior approval of the state’s insurance department for the declaration or payment of any dividend if:

•	the dividend, together with other distributions made within the preceding twelve months, would exceed the greater of:

•	10% of the insurer’s surplus as of the preceding December 31st; or

•	100% of the insurer’s net income for the twelve-month period ending the preceding December 31st, in each case determined in accordance with statutory accounting practices; or

•	the dividend would be paid from any source other than earned surplus.

Earned surplus means an insurer’s adjusted unassigned funds determined in accordance with statutory accounting practices. These types of limitations could adversely affect the ability of an insurance subsidiary to pay dividends to us.

     Dividend payments we may receive from our insurance subsidiaries are limited to approximately $156.5 million during 2002 without restriction or prior approval of the Ohio and Indiana insurance departments, based on the 100% of the net income test applied to the twelve-month period ended December 31, 2001.

     Uncollectible or Inadequate Reinsurance

     Reinsurance is a contract by which one insurer, called a reinsurer, agrees to cover a portion of the losses incurred by a second insurer in the event a claim is made under a policy issued by the second insurer. Our insurance subsidiaries obtain reinsurance to help manage their exposure to property and casualty risks. Additionally, The Great American Insurance Company has agreed to maintain reinsurance on the commercial lines business that we acquired from Great American in 1998.

     Although a reinsurer is liable to our insurance subsidiaries according to the terms of its reinsurance policy, the insurance subsidiaries remain primarily liable as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our insurance subsidiaries to pay all claims, and each insurance subsidiary is subject to the risk that one or more of its reinsurers will be unable or unwilling to honor its obligations.

     Our insurance subsidiaries, except for Ohio Casualty of New Jersey, Inc., pool their underwriting results, including reinsurance, which means that their insurance operations are aggregated and then reallocated among the participating insurers. Accordingly, if the reinsurance obtained by an Ohio Casualty insurance subsidiary, or the reinsurance obtained by Great American related to the acquired commercial lines business, proves uncollectible or inadequate, then the operating results and financial condition of all of the insurance subsidiaries in the reinsurance pool will be adversely affected, as well as the resulting ability of those subsidiaries to pay dividends to us.

     Our insurance subsidiaries cannot guarantee that their reinsurers will pay in a timely fashion, if at all. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years.

     Additionally, the availability and cost of reinsurance are subject to prevailing market conditions beyond our control. For example, the terrorist attacks of September 11, 2001 had a significant impact on the reinsurance market. The reinsurance contracts of our insurance subsidiaries include some coverage for acts of terrorism. Instead of being unlimited as in the past, however, terrorism coverage in 2002 contracts has been modified to exclude or limit coverage for certain upper layers of reinsurance.

     If an Ohio Casualty insurance subsidiary is unable to obtain adequate reinsurance at commercially reasonable rates, then that insurance subsidiary would have to either bear an increased risk in net exposures or reduce the level of its underwriting commitments. Either of these potential developments could have a material adverse effect upon the business volume and profitability of the subsidiary, thereby limiting the ability of the subsidiary to pay dividends.

     Catastrophe Losses

     Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of the insurance subsidiaries, thereby limiting the ability of the insurance subsidiaries to pay dividends.

     Various events can cause catastrophes, including hurricanes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our insurance subsidiaries are related to homeowners’ and commercial property coverages.

     Our insurance subsidiaries seek to reduce their exposure to catastrophe losses through their underwriting strategies and the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate if:

•	a major catastrophic loss exceeds the reinsurance limit, or

•	an insurance subsidiary pays a number of smaller catastrophic loss claims which, individually, fall below the subsidiary’s retention level.

     A number of states have passed legislation that limits the ability of insurers to manage their insured risks, including legislation prohibiting an insurer from withdrawing from catastrophe-prone areas. Governmental regulation of this type is discussed below under the risk factor “Risks Related to the Insurance Industry — Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions.”

     Inadequate Loss Reserves

     Our insurance subsidiaries maintain loss reserves to provide for their estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. If these loss reserves prove inadequate, then the insurance subsidiary’s operating results and financial condition will be adversely affected, including its ability to pay dividends to us.

     Reserves do not represent an exact calculation of liability. Instead, reserves represent estimates, generally involving actuarial projections at a given time, of what our insurance subsidiaries expect the ultimate settlement and adjustment of claims will cost, net of salvage and subrogation. Estimates are based on assessments of known facts and circumstances, estimates of future trends in claims severity and frequency, changing judicial theories of liability and other factors. These variables are affected by both internal and external events, including changes in claims handling procedures, economic inflation, unpredictability of court decisions, plaintiffs’ expanded theories of liability, risks inherent in major litigation and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, significant reporting lags may exist between the occurrence of an insured event and the time it is actually reported. Our insurance subsidiaries adjust their reserve estimates regularly as experience develops and further claims are reported and settled.

     Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, previously established reserves may prove inadequate in light of actual experience. There are several types of insurance coverage provided by our insurance subsidiaries where the establishment of loss reserves is particularly difficult:

•	umbrella and excess liability losses, which are particularly affected by significant delays in the reporting of claims after the policy effective period, relatively large amounts of insurance coverage, unpredictability of court decisions and plaintiffs’ expanded theories of liability; and

•	asbestos and environmental losses, which are particularly affected by significant delays in the reporting of claims, unpredictability of court decisions, plaintiffs’ expanded theories of liability, risks of major litigation and legislative developments.

     Our insurance subsidiaries reflect adjustments to their reserves in the results of the periods in which their estimates are changed. For example, in 2001 and 2000 our insurance subsidiaries added $58.5 million and $56.8 million, respectively, to total reserves for loss development on prior years business. Reserve adjustments can result in an increase in liabilities and, consequently, a decrease in statutory surplus available for the payment of dividends.

     Downgrade by a Rating Agency

     Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically. A downgrade in the ratings of an Ohio Casualty insurance subsidiary by a recognized rating agency could result in a substantial loss of business for that subsidiary if agents or policyholders move to other companies with higher claims-paying and financial strength ratings. This loss of business could have a material adverse effect on the results of operations and financial condition of that subsidiary and the resulting ability of that subsidiary to pay dividends to us.

     During the past two years, A.M. Best and Standard & Poor’s have successively downgraded their financial strength ratings of our insurance subsidiaries. The A.M. Best rating moved from “A+” to “A” in 2000, and from “A” to “A-” in 2001. The Standard & Poor’s rating moved from “A+” to “BBB+” in 2000, and from “BBB+” to “BBB” with a negative outlook in 2001. In March 2002, Standard & Poor’s affirmed its “BBB” rating and issued a stable outlook. In 2001, Moody’s Investor Service affirmed its “A2” rating of our insurance subsidiaries and issued a stable outlook. These ratings do not include Ohio Casualty of New Jerey, Inc., which is unrated. We cannot guarantee that the previous downgrades, or any future downgrades, will not have a material adverse effect upon our business in the future.

     Fluctuations in Value and Income of the Company’s Investment Portfolio

     Fluctuations in the value of the Company’s investment portfolio could adversely affect the financial position of our insurance subsidiaries and their resulting ability to pay dividends.

     The Company’s investment portfolio includes equity investments that are more volatile than fixed income investments. The equity portfolio accounts for a large portion (56.21% as of March 31, 2002) of the Company’s statutory surplus. At March 31, 2002, the portfolio consisted of stock of 45 separate entities in 35 different industries. As of that date, 37.9% of the Company’s equity portfolio was invested in five companies and the largest single position was 11.2% of the equity portfolio. The Company’s cost basis in some of its stock holdings is very low, creating a significant unrealized gain in the portfolio, which could lead to a significant cash outflow for taxes upon disposition. As a result, the Company’s flexibility to further diversify its investment portfolio is limited.

     The Company’s investment portfolio also includes investments in corporate and municipal bonds, mortgage-backed securities and other fixed income securities. The fair market value of these assets generally increases or decreases in an inverse relationship with fluctuations in interest rates. The interest income realized from future investments in fixed income securities will increase or decrease directly with fluctuations in interest rates. At March 31, 2002, approximately $1,089.4 million of the Company’s total investment portfolio was invested in mortgage-backed securities. These investments carry the risk that cash flows from the underlying mortgages will be received faster or slower than originally anticipated. Faster repayment creates a risk that the Company will have to reinvest the repaid funds at a lower interest rate than the original investment. Slower repayments, which typically occur when interest rates rise, could decrease the value of the investment as the receipt of anticipated cash flows is delayed.

     At March 31, 2002, 3.4% of the Company’s fixed income portfolio was invested in below investment grade securities. The risk of default by borrowers which issue below investment grade securities is significantly greater because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession or a sharp increase in interest rates. Additionally, these securities are generally unsecured and subordinated to other debt.

If our new technology for issuing and maintaining insurance policies does not work as intended, it could damage our relationship with our agent network.

     Our agents want a cost effective, timely and simple system for issuing and maintaining insurance policies. In 2001, we introduced into operation, after more than three years of development, the Policy Administration Rating and Issuance System (“P.A.R.I.S.”). P.A.R.I.S.SM is currently operational for our general liability and commercial inland marine lines. P.A.R.I.S.SM provides a proprietary Internet interface for upload and download of information with our agents. As such, it is the cornerstone in our strategy of focusing on superior agent service. The success of our strategic plan depends in part on our ability to provide our agents with the technological advantages of P.A.R.I.S.SM We plan to continue to roll out P.A.R.I.S.SM for additional commercial product lines throughout 2002 and beyond. If it does not work as expected, or if it fails to satisfy agents’ needs, we may lose agents to insurers with preferred technologies.

We reported operating losses in 2000 and 2001 and cannot guarantee that we will maintain our recent return to operating profitability in the future.

     We reported operating losses of $36.4 million or $0.61 per share for 2001 and $77.7 million or $1.29 per share for 2000, as compared to operating income of $1.4 million or $0.02 per share in 1999. We reported an operating profit of $12 million or $0.20 per share for the first quarter of 2002. Our failure to maintain our recent return to operating profitability would adversely affect our ability to meet our financial obligations under the notes.

Reduction of the statutory surplus of our insurance subsidiaries would adversely affect their ability to pay dividends to us and to write insurance business.

     If our insurance subsidiaries cannot achieve and maintain profitability in the future, then they will continue to draw on their surplus in order to pay dividends to us to enable us to meet our financial obligations under the notes. As surplus is reduced, the insurance subsidiaries’ ability to pay additional dividends is also reduced.

     Insurance companies write insurance based, in part, upon a ratio of premiums to surplus. As their surplus is reduced by the payment of dividends, continuing losses or both, our insurance subsidiaries’ ability to write insurance business could also be reduced. This could have a material adverse effect upon the business volume and profitability of our insurance subsidiaries.

Our shareholder rights plan may have anti-takeover effects which will make an acquisition of Ohio Casualty by another company more difficult.

     We have adopted a shareholders’ rights plan. Under the shareholders’ rights plan, each outstanding common share has associated with it one-half of one common share purchase right. The rights become exercisable only if a person or group, without the prior approval of our directors, acquires 20% or more of our outstanding common shares or commences or publicly announces that it intends to commence a tender or exchange offer which, if completed, would result in a person or group owning 20% or more of our outstanding common shares. Under certain circumstances after the rights become exercisable, each right would entitle the holder (other than the 20% shareholder) to purchase common shares of Ohio Casualty having a value of twice the then exercise price of the rights. We may redeem the rights. The rights are intended to discourage a significant share acquisition, merger or tender offer involving our common shares which has not been approved in advance by our directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest. Our articles and regulations and Ohio law also contain other anti-takeover provisions. See “Description of Capital Stock — Anti-Takeover Provisions.”

Risks Related to the Insurance Industry

Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions.

     Our insurance subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business. Regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and non-policyholder creditors. Examples of governmental regulation that has adversely affected the operations of our insurance subsidiaries include:

•	the adoption in several states of legislation and other regulatory action intended to reduce the premiums paid for automobile insurance by residents of those states; and

•	requirements that insurance companies:

•	pay assessments to support associations that fund state-sponsored insurance operations, or

•	involuntarily issue policies for high-risk automobile drivers.

     Regulation that could adversely affect our insurance subsidiaries also includes statutory surplus and risk-based capital requirements. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. The failure of an insurance subsidiary to maintain levels of statutory surplus that are sufficient for the amount of insurance written by it could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

     Similarly, the National Association of Insurance Commissioners has adopted a system of assessing minimum capital adequacy that is applicable to our insurance subsidiaries. This system, known as risk-based capital, is used to identify companies that may merit further regulatory action by analyzing the adequacy of the insurer’s surplus in relation to statutory requirements.

     As of December 31, 2001, Ohio Casualty of New Jersey, Inc. (“OCNJ”) reported a risk-based capital ratio which triggered regulatory review. This ratio was a result of the New Jersey private passenger automobile transaction. We believe that, as the OCNJ business transfers and as the $40.6 million New Jersey transfer fee is paid in 2002, the ratio will improve. The failure of OCNJ to meet the required ratio gives regulators the right to take action against OCNJ, including requiring us to contribute capital to OCNJ. We have notified the state regulators for OCNJ of our analysis regarding the temporary nature of the risk-based capital ratio at a level that is below acceptable standards. The regulators have indicated they will periodically review the financial results of OCNJ until the temporary items reverse and the ratio is at an acceptable level. Although we do not anticipate that regulatory action will be taken as long as the ratio shows continuing improvement, we cannot assure you that regulatory action will not be taken.

     Because state legislatures remain concerned about the availability and affordability of property and casualty insurance and the protection of policyholders, our insurance subsidiaries expect that they will continue to face efforts to regulate their operations. Any one of these efforts could adversely affect the operating results and financial condition of the insurance subsidiaries and their resulting ability to pay dividends to us.

     The financial position of our insurance subsidiaries also may be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy.

The property and casualty insurance business is highly cyclical and intensely competitive.

     Our insurance subsidiaries have experienced, and expect to experience in the future, prolonged periods of intense competition during which they are unable to increase prices sufficiently to cover costs. The inability of an insurance subsidiary to compete successfully in the property and casualty business could adversely affect its operating results and financial condition and its resulting ability to pay dividends to us.

     Our insurance subsidiaries compete with domestic and foreign insurers, many of which have greater financial resources than our insurance subsidiaries. Competition involves many factors, including:

•	the perceived overall financial strength of the insurer;

•	levels of customer service to agents and policyholders, including the speed with which the insurer issues policies and pays claims;

•	terms, conditions and prices of products; and

•	experience in the business.

     Our insurance subsidiaries compete with other companies that use independent agents to sell their insurance products. When terms, conditions and prices of insurance products are comparable, factors that might affect an agent’s decision on which product to offer its customers include the commission paid to the agent and the ease of doing business with the insurer. Business could be lost if other insurers pay higher commissions than our insurance subsidiaries or if our insurance subsidiaries are unable to meet the demand for enhanced service.

     Our insurance subsidiaries also compete with other companies that use exclusive agents or salaried employees to sell their insurance products. Because these companies generally pay lower commissions or do not pay any commissions, they may be able to obtain business at a lower cost than our insurance subsidiaries, which sell their products primarily through independent agents and brokers who typically represent more than one insurance company.

     A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the market, including banks and other financial service companies;

•	the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for excess and surplus lines of business;

•	regulation of the use of credit scoring in the underwriting of insurance policies;

•	programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative market types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the notes and common shares under this prospectus. We will not receive any of the proceeds from the sales by any selling securityholders of notes or the underlying common shares.

DIVIDEND POLICY

     Dividends are paid as declared by the board of directors. In 2000, we paid dividends of $0.23 per common share in the first quarter and $0.12 per common share in each of the second, third and fourth quarters, for a total of $0.59 per common share for the entire fiscal year. No dividends were paid in 2001 or for the first quarter of 2002. See “Description of Capital Stock — Dividends” for a description of limitations on the payment of dividends.

DESCRIPTION OF THE NOTES

     The notes were issued under an indenture between us and HSBC Bank USA, as trustee, dated as of March 19, 2002. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, between us and the initial purchasers, dated March 19, 2002.

     The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement. We will furnish any holder a copy of the indenture, which has in it the form of the notes, and the registration rights agreement, without charge, upon written request made to Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio, 45014, Attention: General Counsel. A copy of the indenture was filed with the Securities and Exchange Commission on April 1, 2002 as an exhibit to our Current Report on Form 8-K. A copy of the registration rights agreement was filed with the Securities and Exchange Commission on May 14, 2002 as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

General

     The notes are general unsecured obligations of Ohio Casualty and rank equal in right of payment to all of our existing and future unsecured senior debt. The notes effectively rank junior to our secured indebtedness as to the assets securing such indebtedness and to all indebtedness of our subsidiaries as to the assets of those subsidiaries. The terms of the notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness that will be senior to the notes. We had approximately $4,963,705 million of secured indebtedness outstanding as of April 30, 2002.

     The notes are convertible into our common shares as described under “— Conversion Rights” below. We issued $201,250,000 aggregate principal amount of the notes, which mature on March 19, 2022, unless earlier redeemed by us or repurchased by us at the option of the holder, whether at the times provided or upon the occurrence of a change of control (as defined below).

     The notes bear interest from March 19, 2002 at the rate of 5.00% per year. Interest is payable semi-annually on March 19 and September 19 of each year to holders of record at the close of business on the preceding March 4 and September 4, respectively, beginning September 19, 2002. We may pay interest on notes represented by certificated notes by check mailed to those holders. However, a holder of notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal is payable at the office of the paying agent, which is the trustee located in New York, New York. The notes may be presented for conversion at the office of the conversion agent, and for registration of transfer and exchange at the office of the registrar, each such agent being the trustee at its office located in New York, New

York. We will not charge a service fee for any registration of transfer or exchange, but we may require payment of transfer taxes or other assessments.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Ohio Casualty except to the extent described under “— Repurchase at Option of Holders Upon a Change of Control” below.

Book-Entry Form

     The notes were initially issued in the form of a global security held in book-entry form. The Depository Trust Company, New York, New York (“DTC”) or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global security hold such interests pursuant to the procedures and practices of DTC, which can be found on DTC’s website at http://dtcservices.dtcc.com. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global security or the indenture provided to the holder of the notes. Ohio Casualty and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global security.

     Certificated notes may be issued in exchange for beneficial interests in notes represented by the global security only in the limited circumstances set forth in the indenture.

Conversion Rights

     Holders may surrender notes for conversion into our common shares only if at least one of the conditions described below is satisfied. The initial conversion rate is 44.2112 common shares per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described below. This is equal to a conversion price of $22.62 per share. Notes may be submitted for conversion in multiples of $1,000 principal amount. A holder of notes otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price (as defined below) on the trading day immediately preceding the conversion date.

     If notes are converted after a record date for an interest payment, but prior to the next interest payment date, those notes, other than notes called for redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem the notes. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price. In the case of notes for which a holder has delivered a change in control purchase notice as described below, conversion rights will expire on the close of business on the business day preceding the date fixed for the change in control repurchase.

     Upon determination that holders of notes are or will be entitled to convert their notes into common shares in accordance with the following provisions, we will issue a press release and publish such information on our website. See “Where You Can Find Additional Information” for our website address.

     Notes for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the notes may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     Conversion Rights Based on Common Share Price. If, as of the last day of any calendar quarter beginning with the quarter ending June 30, 2002, the sale price of our common shares for at least 20 trading days in a period of 30 consecutive trading days (as defined below) ending on the last trading day of such quarter is more than 110% of the conversion price, then on and after the first day of the following quarter holders may surrender notes for conversion into common shares at any time at their option until the close of business for that calendar quarter.

     The “sale price” of our common shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the Nasdaq National Market or such other principal United States securities exchange on which the common shares are traded or, if the common shares are not listed on a United States inter-dealer automated quotation system or national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

     “Trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if the common shares are not listed on the Nasdaq National Market, on the NYSE or principal other national or regional securities exchange on which the common shares are then listed or, if the common shares are not listed on a national or regional securities exchange, on the principal other market on which the common shares are then traded.

     Conversion Rights Based on Credit Ratings Downgrade. Holders may also surrender notes for conversion during any period in which the credit rating assigned to the notes is Ba2 or lower by Moody’s or B+ or lower by Standard & Poor’s, the notes are no longer rated by either Moody’s or Standard & Poor’s, or the credit ratings assigned to the notes have been suspended or withdrawn by either Moody’s or Standard & Poor’s. The notes will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are increased above such levels.

     Conversion Rights Upon Notice of Redemption. A holder may surrender for conversion notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time.

     Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange pursuant to which our common shares would be converted into cash, securities or other property, the notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert notes into common shares will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “Repurchase at Option of Holders Upon a Change of Control.”

     In the event we elect to make a distribution described in clause (3) or (4) of the first paragraph under “Conversion Rate Adjustments” below which, in the case of clause (4), has a per share value (as determined by our directors) equal to more than 15% of the sale price of our common shares on the trading day preceding the declaration date for such distribution, we will give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of notes to convert will be made if we provide that holders of notes will participate in the transaction without conversion or in certain other cases.

     Delivery of Common Shares. Our delivery to the holder of the full number of common shares into which the notes are convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount at maturity of the notes.

     A certificate for the number of full common shares into which any notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving common shares upon conversion, see “Federal Income Tax Consequences — U.S. Holders — Conversion into Common Shares” and “Federal Income Tax Consequences — Non-U.S. Holders — Conversion into Common Shares.”

     To convert notes into common shares, a holder must:

•	complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

     Under the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

     Conversion Rate Adjustments. The initial conversion rate will be adjusted for certain events, including:

(1)	the issuance of our common shares as a dividend or distribution on our common shares;

(2)	certain subdivisions and combinations of our common shares;

(3)	the issuance to all holders of our common shares of rights or warrants (other than rights or warrants referred to in clause (4) below) to purchase our common shares (or securities convertible into our common shares) at less than (or having a conversion price per share less than) the current market price of our common shares;

(4)	the dividend or other distribution to all holders of our common shares of shares of our capital stock (other than common shares) or evidence of our indebtedness or other assets (including securities, but excluding: (A) those rights and warrants referred to in clause (3) above, (B) distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described in the next paragraph, or (C) distributions paid exclusively in cash);

(5)	dividends or other distributions consisting exclusively of cash to all holders of our common shares to the extent that such distributions, combined together with (A) all other all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value (as determined by our directors) of other consideration paid for any tender offers by us or any of our subsidiaries for our common shares concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common shares and the number of our common shares then outstanding; and

(6)	the purchase of our common shares pursuant to a tender offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value as determined by our directors of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common shares expiring within the 12 months preceding the expiration of such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common shares within 12 months preceding the expiration of that tender offer for which no adjustments have been made, exceeds 10% of our market capitalization (determined in accordance with the indenture) on the expiration of such tender offer.

For purposes of these conversion rate adjustments, “current market price” as of any date generally means the average of the daily sale prices per common share for the ten consecutive trading days immediately prior to the date in question.

     In the case of:

•	any reclassification or change of our common shares (other than changes in par value or resulting from a subdivision or combination) or

•	a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets, in each case as a result of which holders of our common shares are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     In the event that we pay a dividend or make a distribution on our common shares consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the sale price of the securities so distributed (or, if there is no sale price, on the fair market value as determined by our directors) relative to the sale price of our common shares, in each case based on the sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend” trading commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

     If a taxable distribution to holders of our common shares or other transaction occurs which results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares. See “Federal Income Tax Consequences.”

     We may from time to time, to the extent permitted by law, reduce the conversion rate of the notes by any amount if:

•	the reduction is for a period of at least 20 days;

•	the reduction is irrevocable during the period; and

•	our directors have determined that the reduction is in our best interests.

In that case we will give at least 15 days’ notice of such decrease.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect. Any adjustment that would be required to be made but for this 1% limitation shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing.

Optional Redemption by Ohio Casualty

     At any time on or after March 23, 2005, we may redeem some or all of the notes on at least 30 but not more than 60 days’ notice, at the following prices (expressed in percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

Redemption
During the Twelve Months Commencing	Price

March 23, 2005	102%

March 19, 2006	101%

                                      and 100% from March 19, 2007 until maturity of the notes.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

     No sinking fund is provided for the notes.

Purchase of Notes at the Option of the Holder

     On March 19 of 2007, 2012 and 2017, holders may require us to purchase any outstanding notes for which the holder has properly delivered and not withdrawn a written purchase notice, subject to additional conditions. Holders may submit the purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

     The purchase price for notes will be 100% of principal amount plus accrued and unpaid interest to, but excluding, the purchase date.

     For a discussion of the tax treatment of such a purchase, see “Federal Income Tax Consequences — U.S. Holders — Disposition, Redemption or Repurchase for Cash.”

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

     In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

     Our obligation to pay the purchase price of notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent. We will cause the purchase price of the notes to be paid promptly following the later of the purchase date or the time of delivery of the notes.

     If, on the purchase date, the paying agent holds money sufficient to pay the purchase price of the notes in accordance with the terms of the indenture, then, on and after the purchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

     We may not purchase any notes for cash at the option of holders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Repurchase at Option of Holders Upon a Change of Control

     If a change of control (as defined below) occurs, each holder of notes will have the right to require us to repurchase all of that holder’s notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

     Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the change of control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver prior to the close of business on the business day immediately preceding the 45th day after the date of our notice written notice to the paying agent for the notes of the holder’s exercise of its repurchase right. We will cause the repurchase price of the notes to be paid promptly following the later of the date of repurchase or the time of delivery of the notes.

     If, on the repurchase date, the paying agent holds money sufficient to pay the repurchase price of the notes in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

     Under the indenture, a “change of control” of Ohio Casualty will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our common shares (1) cease to be listed, traded or quoted on a national securities exchange, the Nasdaq National Market, any other quotation system or over-the-counter market or (2) cease to be registered under the Securities Exchange Act of 1934; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

(1)	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

(2)	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common shares solely into common shares of the surviving entity.

     The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934.

     In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable; and

•	file Schedule TO or any other required schedule under the Securities Exchange Act of 1934.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of future senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under future senior debt.

Events of Default

     Each of the following constitutes an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes that continues for 30 days after the date when due;

(3)	our failure to deliver common shares, together with cash in lieu of fractional shares, when such common shares or cash in lieu of fractional shares is required to be delivered upon conversion of a note, which failure continues for ten days after the required delivery date;

(4)	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)	(A) one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $10 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a 30 day period after the date of such default or (B) any of our indebtedness aggregating $10 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a 30 day period after the date of such acceleration;

(6)	our failure to provide timely notice of a change in control;

(7)	certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

(8)	our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code or state insurance insolvency laws.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults, but the trustee shall be protected in withholding such notice if it determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, interest on, or other similar obligation with respect to the notes.

     If an event of default specified in clause (7) or clause (8) above occurs and is continuing, then automatically the principal and interest on all the notes shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) or clause (8) above (the default not having been cured or waived as provided under “— Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of other holders, unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Mergers and Sales of Assets

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other person organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving corporation assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	other conditions are met.

Modifications and Waiver

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common shares or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion rate, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act of 1933 as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect;

•	adding or modifying any other provisions which we deem necessary or desirable and which will not adversely affect the interests of the holders of the notes in any material respect;

•	complying with the provisions of the indenture relating to when we may consolidate, merge or dispose of assets;

•	providing for uncertificated notes; or

•	adding to our covenants or obligations for the protection of the holders of the notes or surrendering any of our rights, powers or options under the indenture.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us generally may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium or interest on any note (including any payment of liquidated damages), or the redemption price, repurchase price or change in control repurchase price with respect to any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions in the indenture concerning corporate reorganizations, adversely affect the repurchase options of holders or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

•	all outstanding notes will become due and payable at their scheduled maturity within one year, or

•	all outstanding notes are scheduled for redemption within one year,

•	and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

     HSBC Bank USA, as trustee under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. The notes are effectively subordinated to the prior claim of the trustee to receive compensation and reimbursement for reasonable expenses, disbursements and advances and to be indemnified by us as provided in the indenture. EquiServe Trust Company, N.A. is the transfer agent and registrar for our common shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     When we issued the notes, we entered into a registration rights agreement with the initial purchasers of the notes. As required under that agreement, we have filed with the Securities and Exchange Commission, at our expense, a shelf registration statement, of which this prospectus forms a part, covering the resale by holders of the notes and the common shares issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our best efforts to keep the registration statement effective until the earlier of:

•	March 19, 2004;

•	the sale pursuant to the shelf registration statement of all securities registered thereunder; and

•	the date on which all outstanding securities held by non-affiliates of Ohio Casualty may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933.

     We have agreed to provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common shares issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling shareholder in this prospectus (or a supplement to this prospectus) and to deliver a prospectus (together with any prospectus supplement) to purchasers. The holder also will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions).

     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period.

     If,

•	the registration statement shall cease to be effective or fail to be usable without being succeeded by a post-effective amendment or a report filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph (each, a “registration default”),

additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount of the notes or $2.50 per annum per 44.2112 of our common shares issuable upon conversion of the notes (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) to and including the 90th day following such registration default; and

•	an additional 0.5% of the principal amount of the notes or $5.00 per annum per 44.2112 of our common shares issuable upon conversion of the notes (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common shares, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

     The summary herein of provisions of the registration rights agreement between us and the initial purchasers is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 or is available upon request to us.

     Upon their original issuance, the notes became eligible for trading on the PORTAL market. The notes sold pursuant to this prospectus, however, will no longer be eligible for trading on the PORTAL market, and we do not intend to apply for listing of the notes on any securities exchange or quotation system. We can not assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common shares and the market for similar securities.

DESCRIPTION OF CAPITAL STOCK

     The following description of the material attributes of our common shares, par value $0.125 per share, is subject to and qualified in its entirety by reference to detailed provisions of our amended articles of incorporation, as amended, and our code of regulations, as amended.

Overview

     Our articles currently authorize the issuance of 150,000,000 common shares. As of March 31, 2002, we had 60,298,290 common shares issued and outstanding, all of which are fully paid and nonassessable. Our common shares are traded on The Nasdaq National Market under the symbol “OCAS”. The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A.

     Our common shares are subject to the express terms of our preferred shares, each without par value, and any series of the preferred shares. Our articles currently authorize us to issue 2,000,000 preferred shares, none of which are issued or outstanding. Subject to the provisions of our articles, the preferred shares may be issued, from time to time, in one or more series, with such designations, preferences and other rights and qualifications as may be contained in the resolutions of our board of directors providing for their issuance. Each preferred share is entitled to one vote per share. The board of directors cannot alter the voting rights of the preferred shares without shareholder approval.

Voting Rights

     Subject to contrary provisions of law or our articles, each common share is equal to every other common share and entitles its holder to one vote on all matters properly presented to the shareholders for their vote. Our regulations provide for the election of directors by a plurality vote of the shareholders. Shareholders do not have cumulative voting rights in the election of directors. All other actions submitted to the shareholders may be taken by the vote, consent, waiver or release of the holders of a majority of our voting shares, except as otherwise expressly provided by law and except as set forth in our articles for certain actions which have not received the prior approval of two-thirds of our directors and in the case of certain business combinations. The supermajority and business combination provisions are described below under the heading “—Anti Takeover Provisions.” Subject to contrary provisions of law or our articles, the common shares are voted together with the preferred shares as a single class.

Dividends

     Subject to any rights to receive dividends or distributions of the holders of preferred shares, holders of common shares are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by our board of directors from funds legally available for such dividends. We are dependent on dividend payments from our insurance subsidiaries in order to meet operating expenses and to pay dividends. State insurance laws impose various restrictions on the payment of dividends by insurance companies and require prior approval by the state insurance department if the dividend exceeds certain specified amounts.

Restrictions on Transfer

     Neither our articles nor our regulations contain any restrictions on transfer of the common shares.

Preemption, Redemption, Conversion, Repurchase and Sinking Fund Provisions

     Holders of common shares do not have any preemptive rights to subscribe for or purchase any additional securities issued by us, except such rights as the board of directors may determine. No redemption, conversion, repurchase or sinking fund provisions are associated with our common shares.

Liquidation

     In the event of liquidation, holders of common shares will share with each other, on a ratable basis as a single class, in our net assets available for distribution after payment of liabilities and the liquidation of any preferred shares then outstanding.

Anti-Takeover Provisions

  Articles and Regulations

     Our articles and regulations contain provisions that may have anti-takeover effects.

     The articles provide:

•	for the elimination of cumulative voting in the election of directors;

•	that the directors may fix the designations, preferences and other terms of the preferred shares;

•	that business combinations involving Ohio Casualty and a person who beneficially owns 20% or more of the voting power of Ohio Casualty, or anyone affiliated or associated with a 20% or more shareholder, must be approved by the holders of the greater of:

•	80% of the outstanding common shares, or

•	the percentage obtained by dividing (i) the sum of (a) the number of outstanding common shares owned by such 20% or more shareholder (or such affiliate or associate of a 20% or more shareholder) plus (b) two-thirds of the number of outstanding common shares held by the other shareholders, by (ii) the total number of outstanding common shares held by all shareholders, unless the business combination satisfies specified conditions relating to the fairness of the consideration to be received by the shareholders and the business combination receives shareholder approval;

•	that the holders of 80% of the voting power must approve any of the following, unless the matter has been previously approved by two-thirds of the directors:

•	an amendment to our articles or regulations or the adoption of new articles or regulations;

•	mergers, consolidations, combinations and majority share acquisitions;

•	issuances of shares requiring shareholder approval;

•	dispositions of all or substantially all of our assets;

•	voluntary dissolution; and

•	a proposal to fix or change the number of directors.

     In addition, our regulations provide for:

•	the classification of the board of directors into three classes so that each director serves for three years, with one class being elected each year;

•	the approval of the holders of at least 80% of the voting power to remove directors;

•	special advance notice requirements to nominate directors; and

•	the approval of the holders of at least 50% of the voting power to call a special meeting of shareholders.

  Amended and Restated Rights Agreement.

     We also have adopted a shareholders’ rights plan providing one-half of a common share purchase right for each outstanding common share. The rights become exercisable only if a person or group, without the prior approval of our directors, acquires 20% or more of our outstanding common shares or commences or publicly announces that it intends to commence a tender or exchange offer which, if completed, would result in a person or group owning 20% or more of our outstanding common shares. Under certain circumstances after the rights become exercisable, each right would entitle the holder (other than the 20% shareholder) to purchase common shares of Ohio Casualty having a value of twice the then exercise price of the rights. We may redeem the rights for a nominal price.

  Ohio’s Anti-Takeover Laws

     As an Ohio corporation, we are subject to the provisions of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” The Ohio Control Share Acquisition Statute provides that notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquiror to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power;

•	a majority or more of the voting power.

The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

     We are also subject to Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, the Merger Moratorium Statute prohibits the following types of transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

•	the sale or acquisition of an interest in assets owned or controlled by the issuer or the acquirer meeting thresholds specified in the statute,

•	mergers and similar transactions,

•	a voluntary dissolution,

•	the issuance or transfer of shares or any rights to acquire shares of the issuer having a fair market value at least equal to 5% of the aggregate fair market value of the issuer’s outstanding shares,

•	a transaction that increases the acquirer’s proportionate ownership of the issuer, and

•	the provision of any other benefit to the acquirer that is not shared proportionately by all shareholders.

The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

     Transactions subject to the Merger Moratorium Statute also may be subject to Ohio’s insurance laws and regulations, which subject transactions between affiliates in an insurance holding company system to review and prior approval by the Superintendent of Insurance. For purposes of the insurance laws, affiliates include persons owning or controlling more than 10% of the voting securities of a company within the insurance holding company system. Regulated transactions between insurers and their affiliates include sales, purchases, exchanges of assets, loans, extensions of credit, guarantees and certain investments.

     In addition, we are subject to state statutes and regulations that govern the acquisition of control of insurance holding companies which own or control insurance companies domiciled in such states. Under these provisions, an offeror must receive prior approval by the Superintendent of Insurance for any transaction, whether it be a tender offer, a request for tender offers, an agreement to exchange securities, the acquisition of stock on the open market, a merger, or any other transaction, that results in the offeror acquiring 10% or more of our voting securities.

Transfer Agent and Registrar

     The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A. Its address is P.O. Box 2500, Jersey City, New Jersey 07303-2500 and its telephone number at this location is 800-317-4445.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes or our common shares acquired upon conversion of the notes. It deals only with purchasers that acquire and hold such notes or common shares as capital assets and does not deal with special situations, such as those of exempt organizations, partnerships, holders subject to United States federal alternative minimum tax, dealers in securities, commodities or currencies, financial institutions, life insurance companies, persons holding notes or common shares as a part of a hedging or conversion transaction or a straddle, or investors whose “functional currency” is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and the United States Treasury Regulations (the “Treasury Regulations”), changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS would agree with such statements and conclusions.

     As used herein, the term “U.S. Holder” means a beneficial owner of the notes or our common shares acquired upon conversion of the notes who or which is, for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); or (iii) an estate or trust treated as a United States person under Section 7701(a)(30) of the Code. The term “Non-U.S. Holder” means any beneficial owner of the notes or our common shares acquired upon conversion of the notes that is not a U.S. Holder.

     Based on currently applicable authorities, we will treat the notes as indebtedness for United States federal income tax purposes. However, since the notes have certain equity characteristics, it is possible that the IRS will contend that the notes should be treated as equity interests in, rather than indebtedness of, Ohio Casualty. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for United States federal income tax purposes.

     While the following does not purport to discuss all tax matters relating to the notes or the common shares acquired upon conversion of the notes, the following are the material tax consequences associated with the purchase, ownership and disposition of the notes and common shares acquired upon conversion of the notes, subject to the qualifications set forth below. This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this summary does not consider the effect of the federal estate or gift tax laws.

     Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the federal estate or gift tax rules, the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaty between the United States and any foreign taxing jurisdiction.

U.S. Holders

  Payments of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest or principal We intend to treat the possibility that we will pay any such excess amounts as a remote or incidental contingency, within the meaning of applicable Treasury Regulations and, therefore, we believe that these possibilities will not affect the determination of the yield to maturity on the notes upon their issuance. In the unlikely event an additional amount becomes due on the notes, we believe U.S. Holders will be taxable on such amount at the time it accrues or is received in accordance with each such holder’s method of tax accounting. Our determination that these amounts are incidental and that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. Holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

  Market Discount

     Your purchase of a note may be affected by the “market discount” provisions of the Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the note’s stated redemption price at maturity immediately after its acquisition exceeds the U.S. Holder’s adjusted tax basis in the note. Subject to a de minimis exception, the market discount provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the “accrued market discount” on the note at the time of disposition, unless the U.S. Holder elects to include market discount in income as it accrues. This election to include market discount in income as it accrues, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income as it accrues may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. Holder acquires a note with market discount and receives our common shares upon conversion of the note, the amount of market discount accrued through the date of conversion but not previously included in income with respect to the converted note will be treated as ordinary income when the U.S. Holder disposes of the common shares.

  Amortizable Premium

     If you purchase a note at a price in excess of its stated principal amount, plus accrued interest, you generally may elect to amortize such excess amount, referred to as “Section 171 premium,” from the purchase date to the note’s maturity date under a constant yield method that reflects semiannual compounding based on the note’s payment period, with a corresponding decrease in adjusted tax basis. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. Your election to amortize Section 171 premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Conversion into Common Shares

     A U.S. Holder generally will not recognize income, gain or loss upon conversion of the notes solely into our common shares, except with respect to (a) any amounts attributable to accrued interest on the notes (which will be treated as taxable interest income), (b) market discount, if any (as described above under “—Market Discount”), and (c) cash received in lieu of fractional shares. The U.S. Holder’s tax basis in the common shares received on conversion of a note will be the same as the U.S. Holder’s adjusted tax basis in the notes exchanged therefore at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common shares received on conversion will include the holding period of the notes that were converted.

     Cash received in lieu of fractional shares upon conversion of the notes into common shares, generally will be treated as a payment in exchange for the fractional shares. Accordingly, the receipt of cash in lieu of fractional shares generally will result in capital gain or loss measured by the difference between the cash received and the U.S. Holder’s adjusted tax basis in the fractional shares.

  Dividends on Common Shares

     If we make distributions on our common shares, the distributions will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that a U.S. Holder receives distributions on common shares that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in the common shares. Any such distributions in excess of the holder’s basis in the common shares will generally be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are United States corporations may qualify for the dividends-received deduction so long as there are sufficient earnings and profits.

  Disposition, Redemption or Repurchase for Cash

     Except as set forth above under “— Conversion into Common Shares” and “—Market Discount,” U.S. Holders generally will recognize capital gain or loss upon the sale, redemption (including repurchase for cash), or other taxable disposition of the notes or common shares in an amount equal to the difference between:

•	the amount of cash and fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes) and

•	the U.S. Holder’s adjusted tax basis in the notes or common shares (as the case may be).

     A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder, increased by market discount, if any, previously included in income by the U.S. Holder and reduced by any amortized premium. (For a discussion of the holder’s basis in our common shares, see “— Conversion into Common Shares”).

     Gain or loss realized on the sale, exchange or retirement of the notes or common shares generally will be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or retirement, such notes or common shares have been held for more than one year. The excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income for individuals. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Adjustment of Conversion Rate

     The conversion rate of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, certain adjustments to (or the failure to make such adjustments to) the conversion rate of the notes that increase the proportionate interest of a U.S. Holder in our assets or earnings and profits may result in a taxable constructive distribution to the U.S. Holder of the notes, whether or not the U.S. Holder ever converts the notes. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces the U.S. Holder’s tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares generally will be treated as a constructive distribution to such holders, taxable as described above. As a result, U.S. Holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property.

Non-U.S. Holders

  Payments of Interest

     Payments of interest on the notes by us or any paying agent to a Non-U.S. Holder generally will not be subject to United States federal withholding tax, pursuant to the “portfolio interest exception,” provided that (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

     Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemptions from withholding described above: (i) the beneficial owner of the notes must certify to us or the paying agent (as the case may be), under penalties of perjury, that such owner is a Non-U.S. Holder, and must provide its name, address and United States taxpayer identification number (“TIN”), if any; (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and holds such notes on behalf of the beneficial owner thereof must certify to us or the paying agent (as the case may be), under penalties of perjury, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner, and must furnish us or the paying agent (as the case may be) with a copy thereof; or (iii) the Non-U.S. Holder must provide the certification described in clause (i) to a “qualified intermediary” or a “withholding foreign partnership,” and must ensure that certain other conditions are met. A certificate described in this paragraph generally is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after issuance of the certificate in the calendar year of its issuance and the three immediately succeeding calendar years. The certification may be provided on the appropriate and properly executed IRS Form W-8. Special rules apply to Non-U.S. Holders that are foreign partnerships. In addition, alternative forms of certification may be available under applicable Treasury Regulations.

     If a Non-U.S. Holder cannot satisfy the requirements for eligibility for the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the notes provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in the rate of withholding under the benefit of a United States income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. Notwithstanding the provision of an IRS Form W-8ECI, a Non-U.S. Holder that holds its notes in connection with its conduct of a trade or business in the United States will be taxed on its notes in the same manner as a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, it also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Conversion into Common Shares

     A Non-U.S. Holder generally will not be subject to United States federal income tax withholding on the conversion of a note into common shares. To the extent a Non-U.S. Holder receives cash in lieu of fractional shares upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common shares. See “Sale or Exchange of Notes or Common Shares” below.

  Adjustment of Conversion Rate

     The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to Non-U.S. of the notes. See “U.S. Holders — Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules below regarding withholding of United States federal income tax on dividends in respect of common shares at the time of the constructive distribution or later upon redemption, conversion or payment of interest.

  Distributions on Common Shares

     If we make distributions on our common shares, the distributions will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid on common shares held by a Non-U.S. Holder generally will be subject to United States federal income tax withholding at a rate of 30% (or lower treaty rate, if applicable). However, if the dividend is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder (and, to the extent required by a tax treaty, is attributable to a permanent establishment maintained in the United States), the dividend will be subject to United States federal income tax applicable to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing the appropriate IRS Form W-8.

  Sale or Exchange of Notes or Common Shares

     A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain realized on the sale or other disposition (including a redemption) of notes or common shares received upon conversion thereof unless:

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year;

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

     If we were to become a USRPHC, a Non-U.S. Holder might be subject to United States federal income tax with respect to gain realized on the disposition of notes or common shares. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a “United States real property interest” would be creditable against such Non-U.S. Holder’s United States federal income tax liability and might entitle such Non-U.S. Holder to a refund upon furnishing required information to the IRS. However, in the case of a sale of our common shares, such gain would not be subject to federal income tax or withholding if (1) our common shares are “regularly traded on an established securities market” within the meaning of the Code and (2) the Non-U.S. Holder disposing of our common shares did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of our common shares.

Backup Withholding and Information Reporting

     Information reporting requirements apply to interest and principal payments made to, dividends paid to, and the proceeds of sales before maturity by, certain noncorporate U.S. Holders. In addition, backup withholding at a 30% rate (which rate is scheduled to be reduced periodically through 2006) will apply if (i) the noncorporate U.S. Holder fails to furnish such noncorporate U.S. Holder’s TIN (for an individual, his or her Social Security Number) to the payor in the manner required, (ii) the noncorporate U.S. Holder furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) the payor is notified by the IRS that the noncorporate U.S. Holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, the noncorporate U.S. Holder fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding will not apply with respect to payments made to tax-exempt organizations and to certain other exempt recipients, such as corporations, within the meaning of Section 7701(a) of the Code.

     In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made outside the United States by us or a paying agent if the appropriate certification is received, provided that (i) we or the paying agent (as the case may be) do not have actual knowledge that the payee is a U.S. Holder and (ii) certain other conditions are satisfied. Unless the payor has actual knowledge that the payee is a U.S. Holder, backup withholding generally will not apply to (i) payments of interest made outside the United States to certain offshore accounts and (ii) payment on the sale, exchange, redemption, retirement or other disposition of notes effected outside the United States. However, information reporting (but not backup withholding) will apply to payments of interest or dividends made by a payor outside the United States and payments on the sale, exchange, redemption, retirement or other disposition of notes effected outside the United States, if payment is made by a payor that is, for United States federal income tax purposes, (a) a United States person, (b) a controlled foreign corporation, (c) a United States branch of a foreign bank or foreign insurance company, (d) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (e) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless such payor or broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the beneficial owner’s United States federal income tax liability provided the required information is furnished to the IRS.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a beneficial owner’s particular situation. Potential beneficial owners of the notes or our common shares acquired upon conversion of the notes should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of such notes or common shares, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

SELLING SECURITYHOLDERS

     The notes originally were issued by us and sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc. as the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and the common shares into which the notes are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the notes and the common shares into which the notes are convertible.

     The table below sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus and the number of common shares into which the notes are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to June 4, 2002. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act of 1933. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

     Because the selling securityholders may offer all or some portion of the notes or the common shares into which the notes are convertible, we cannot estimate the amount of notes or common shares that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling security holders, read the disclosure under the heading “Plan of Distribution” below.

     Some of the initial purchasers of the notes or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us in the ordinary course of business. They have received customary fees and commissions for these transactions. An affiliate of McDonald Investments Inc. was a lender under our prior credit agreement dated as of October 27, 1997, as amended, with JP Morgan Chase Bank. The credit agreement was repaid in full as of March 19, 2002, through application of the net proceeds from the private offering of the notes, together with other available funds. The affiliate of McDonald Investments Inc. received a portion of the amounts repaid under the credit agreement. To our knowledge, none of the other selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

1976 Distribution Trust FBO A.R Lauder/Zinterhofer	6,000	*	0	265	*
1976 Distribution Trust FBO Jane A Lauder	14,000	*	0	618	*
2000 Revocable Trust FBO A.R Lauder/Zinterhofer	6,000	*	0	265	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

Advent Convertible Master Cayman L.P.	6,292,000	3.13%	0	278,176	*
AIG/National Union Fire Insurance	475,000	*	0	21,000	*
Allentown City Firefighters Pension Plan	23,000	*	0	1,016	*
Allentown City Officers & Employees Pension Fund	8,000	*	0	353	*
Allentown City Police Pension Plan	43,000	*	0	1,901	*
Allstate Life Insurance Company	1,000,000	*	34,300 (6)	44,211	*
Alpha US Sub Fund 4, LLC	746,000	*	0	32,981	*
American Samoa Government	19,000	*	0	840	*
Arapahoe County Colorado	38,000	*	0	1,680	*
AXP Bond Fund, Inc.	1,550,000	*	0	68,527	*
AXP Variable Portfolio-Bond Fund, a series of AXP Variable Portfolio Income Series, Inc.	660,000	*	0	29,179	*
AXP Variable Portfolio-Managed Fund, a series of AXP Variable Portfolio Managed Series, Inc.	300,000	*	0	13,263	*
Bank Austria Cayman Islands, LTD	3,700,000	1.84%	0	163,581	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

Bay County PERS	150,000	*	0	6,631	*
BNP Paribas Equity Strategies, SNC	7,887,000	3.92%	0	348,693	*
BP Amoco PLC Master Trust	685,000	*	0	30,284	*
British Virgin Islands Social Security Board	73,000	*	0	3,227	*
Chrysler Corporation Master Retirement Trust	1,990,000	*	0	87,980	*
City of Knoxville Pension System	320,000	*	0	14,147	*
City of New Orleans	213,000	*	0	9,416	*
City University of New York	126,000	*	0	5,570	*
Clarica Life Insurance Co. – U.S	330,000	*	0	14,589	*
Cobra Fund U.S.A., LP	203,000	*	0	8,974	*
Cobra Masterfund Ltd.	1,297,000	*	0	57,341	*
Context Convertible Arbitrage Fund, LP	750,000	*	0	33,158	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	3,600,000	1.79%	0	159,160	*
Delta Air Lines Master Trust	520,000	*	0	22,989	*
Delta Pilots D&S Trust	255,000	*	0	11,273	*
Fidelity Commonwealth Trust: Fidelity Small Cap Stock Fund	3,064,000	1.52%	0	135,463	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

Fidelity Financial Trust: Fidelity Convertible Securities Fund	1,880,000	*	0	83,117	*
Georgia Municipal Employee Benefit System	741,000	*	0	32,760	*
Grady Hospital Foundation	112,000	*	0	4,951	*
HFR Convertible Arbitrage Account	654,000	*	0	28,914	*
Hotel Union and Hotel Industry of Hawaii Pension Plan	205,000	*	0	9,063	*
Income Portfolio, a series of IDS Life Series Fund, Inc.	40,000	*	0	1,768	*
Independence Blue Cross	342,000	*	0	15,120	*
Innovest Finanzdienstleistungs AG	600,000	*	0	26,526	*
Jefferies and Company Inc.	4,000	*	0	176	*
JP Morgan Securities Inc.	3,000,000	1.49%	0	132,633	*
KBC Financial Products USA Inc.	2,700,000	1.34%	0	119,370	*
LDG Limited	250,000	*	0	11,052	*
Louisiana CCRF	200,000	*	0	8,842	*
Lyxor	735,000	*	0	32,495	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

Merrill Lynch Insurance Group	276,000	*	0	12,202	*
Microsoft Corporation	660,000	*	0	29,179	*
Minnesota Power and Light	200,000	*	0	8,842	*
Morgan Stanley Dean Witter Convertible Securities Trust	1,000,000	*	0	44,211	*
Motion Picture Industry Health Plan – Active Member Fund	125,000	*	0	5,526	*
Motion Picture Industry Health Plan – Retiree Member Fund	75,000	*	0	3,315	*
Municipal Employees	193,000	*	0	8,532	*
Nabisco Holdings	23,000	*	0	1,016	*
New Orleans Firefighters Pension/Relief Fund	116,000	*	0	5,128	*
Nicholas Applegate Global Holdings LP	35,000	*	0	1,547	*
Nomura Securities International Inc.	5,000,000	2.48%	2,994	221,056	*
Occidental Petroleum Corporation	217,000	*	0	9,593	*
OCM Convertible Trust	1,110,000	*	0	49,074	*
Ohio Bureau of Workers Compensation	149,000	*	0	6,587	*
Ondeo Nalco	80,000	*	0	3,536	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

Partner Reinsurance Company Ltd.	325,000	*	0	14,368	*
Policeman and Fireman Retirement System of the City of Detroit	526,000	*	0	23,255	*
Pro-mutual	629,000	*	0	27,808	*
Prudential Insurance Co. of America	100,000	*	0	4,421	*
Qwest Occupational Health Trust	60,000	*	0	2,652	*
Ramius Capital Group	500,000	*	0	22,105	*
RCG Halifax Master Fund, LTD	1,500,000	*	0	66,316	*
RCG Latitude Master Fund, LTD	2,500,000	1.24%	0	110,528	*
RCG Multi Strategy, LP	1,500,000	*	0	66,316	*
RJR Reynolds	58,000	*	0	2,564	*
S.A.C. Capital Associates, LLC	2,000,000	1.00%	0	88,422	*
Shell Pension Trust	465,000	*	0	20,558	*
Starvest Combined Portfolio	470,000	*	0	20,779	*
Starvest Managed Portfolio	25,000	*	0	1,105	*
State Employees’ Retirement Fund of the State of Delaware	750,000	*	0	33,158	*
State of Connecticut Combined Investment Funds	1,560,000	*	0	68,969	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

State of Florida Division of Treasury	1,550,000	*	0	68,527	*
State of Maryland Retirement Agency	2,695,000	1.34%	0	119,149	*
T. Rowe Price Small-Cap Value Fund, Inc.	5,000,000	2.48%	3,195,300	221,056	5.28%
Tag Associates	185,000	*	0	8,179	*
The Estate of James Campbell	156,000	*	0	6,896	*
The Grable Foundation	100,000	*	0	4,421	*
The James Campbell Corporation	130,000	*	0	5,747	*
Total Return Portfolio, a series of Growth and Income Trust	450,000	*	0	19,895	*
TQA Master Fund, LTD	1,000,000	*	0	44,211	*
TQA Master Plus Fund, LTD	1,000,000	*	0	44,211	*
UFJ Investments Asia Ltd.	250,000	*	0	11,052	*
Union Carbide Retirement Account	1,350,000	*	0	59,685	*
Vanguard Convertible Securities Fund, Inc.	1,820,000	*	0	80,464	*
Viacom Inc. Pension Plan Master Trust	21,000	*	0	928	*
Wake Forest University	365,000	*	0	16,137	*

				Number of
	Principal			Common
	Amount		Number of	Shares
	of Notes		Common	Underlying the	Percentage
Name of	Beneficially	Percentage	Shares	Notes and	of Common
Selling	Owned and	of Notes	Beneficially	Offered	Shares
Securityholder(1)	Offered Hereby	Outstanding	Owned(2)	Hereby(3)(4)	Outstanding(5)

WPG Convertible Arbitrage Overseas Master Fund LP	3,000,000	1.49%	0	132,633	*
Y&H Soda Foundation	35,000	*	0	1,547	*
Zurich Institutional Benchmarks Master Fund Ltd.	750,000	*	0	33,158	*
Zurich Institutional Benchmarks Master Fund Ltd.	1,030,000	*	0	45,537	*

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying common shares by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in this prospectus, if required. See “Where You Can Find More Information” below.

(2)	Excludes common shares issuable upon conversion of the selling securityholder’s notes.

(3)	Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 44.2112 common shares per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes may increase or decrease in the future.

(4)	Reflects rounding down of fractional common shares issuable to each selling securityholder upon conversion of the notes. A cash payment will be made in lieu of the issuance of any fractional share interest.

(5)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 60,487,625 common shares outstanding as of May 28, 2002. In calculating this amount, we did not treat as outstanding the common shares issuable upon conversion of notes.

(6)	The 34,300 Ohio Casualty common shares are owned by entities affiliated with Allstate Life Insurance Company.

PLAN OF DISTRIBUTION

     The selling securityholders will be offering and selling the notes and the underlying common shares offered under this prospectus. The term “selling securityholders” refers to the selling securityholders named in this prospectus as well as persons who receive notes or underlying common shares from a named selling securityholder through a gift, pledge, distribution of partnership assets or another transfer occurring after the date of this prospectus which does not involve a sale of the notes or the underlying common shares.

     The notes and the underlying common shares may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the notes or the underlying common shares.

     Each selling securityholder reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of the notes or the underlying common shares to be made directly or through agents.

     The selling securityholders and any broker-dealers or agents who participate in the distribution of the notes or the underlying common shares offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of the notes or the underlying common shares by selling securityholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The notes and the underlying common shares may be sold from time to time on any stock exchange or automated interdealer quotation system on which such securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

     The selling securityholders may sell the notes and the underlying common shares by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods.

     The selling securityholders may also transfer the notes or the underlying common shares by gift.

     The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the notes or the underlying common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified amount or number of the notes or the underlying common shares at a stipulated price per security. If the broker-dealer is unable to sell the notes or the underlying common shares as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire notes or the underlying common shares as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     From time to time, one or more securityholders may pledge, hypothecate or grant a security interest in some or all of the notes or the underlying common shares owned by them. The pledgees, secured parties or persons to whom these securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The amount of a selling securityholder’s notes and underlying common shares offered under the prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s notes and underlying common shares will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the notes or the underlying common shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

     A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the notes or the underlying common shares in the course of hedging the positions they assume with that selling securityholder, including without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby. Some persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common shares offered by this prospectus. Selling securityholders may decide not to sell any of the notes and underlying common shares offered under this prospectus, or they might decide to transfer, devise or gift the notes or common shares by other means not described in this prospectus. Additionally, selling securityholders may resell all or a portion of their notes and common shares in open market transactions pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of those rules.

     The selling securityholders and any other person participating in a distribution of the notes and the underlying common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act of 1934 include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common shares by the selling securityholders and any other person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common shares to engage in market-making activities with respect to the particular notes and common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the notes and the underlying common shares as well as the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common shares.

     When we are notified that a selling securityholder has entered into an arrangement with an underwriter, broker-dealer or agent for the sale of the notes or the underlying common shares, we will file, if required, a supplement to this prospectus disclosing:

•	the names of the selling securityholders

•	the names of any participating underwriters, broker-dealers or agents;

•	the aggregate amount of notes or underlying common shares being offered;

•	the price at which the notes or underlying common shares are being offered;

•	any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	that any participating broker-dealers did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

•	other material terms of the offering.

     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common shares offered under this prospectus may be sold in these jurisdictions only through registered or licensed broker-dealers. Additionally, in some states, the notes and the underlying common shares offered under this prospectus may not be sold unless:

•	they have been registered or qualified for sale, or

•	an exemption from registration or qualification for sale or an exemption from registration or qualification requirements is available and complied with.

     In connection with the initial offering of the notes, we entered into a registration rights agreement in which we and the selling securityholders agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the notes and the underlying common shares offered under this prospectus, including liabilities arising under the Securities Act of 1933. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common shares under this prospectus, including registration and filing fees, printing expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the notes and of the registrar and transfer agent of the common shares. If the notes or the underlying common shares are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state any material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives from us a prospectus supplement or amended prospectus. If the suspension exceeds 45 days in any 3-month period or 90 days in any 12-month period, we will be obligated to pay liquidated damages to the selling securityholders.

     Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of:

•	March 19, 2004;

•	the date on which all securities offered under this prospectus have been sold pursuant to this prospectus; and

•	the date on which all outstanding securities offered under this prospectus and held by non-affiliates of Ohio Casualty may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933.

LEGAL MATTERS

     The validity of the notes offered hereby and the common shares issuable upon conversion will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, a limited liability partnership, Columbus, Ohio. As of May 13, 2002, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, beneficially owned 4,332 common shares of Ohio Casualty.

EXPERTS

     The consolidated financial statements incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2000 and for each of the two years in the period ended December 31, 2000 by PricewaterhouseCoopers LLP, independent accountants, as stated in their respective reports incorporated by reference in this prospectus and elsewhere in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the Securities and Exchange Commission web site into this prospectus). Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We have agreed that if, at any time, the notes or the common shares issuable upon conversion of the notes are “restricted securities” within the meaning of the Securities Act of 1933 and we are not subject to the information reporting requirements of the Securities Exchange Act of 1934, we will furnish to holders of the notes and such common shares and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes and such common shares.

     We are “incorporating by reference” specified documents that we file with the Securities and Exchange Commission, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below and any documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2002, March 6, 2002, March 11, 2002, March 14, 2002, March 19, 2002, April 1, 2002 and May 8, 2002.

     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address or telephone number:

Ohio Casualty Corporation
9450 Seward Road
Fairfield, Ohio 45014
Attention: Chief Financial Officer
(513) 603-2400

     Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

     You may obtain additional information about us from our website (www.ocas.com). Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

$201,250,000

OHIO CASUALTY CORPORATION

5.00% CONVERTIBLE NOTES DUE 2022

PROSPECTUS

, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses to be incurred in connection with this Registration Statement are as follows:

SEC registration fee	$18,777
Trustees’ fees and expenses	$7,500
Auditor’s fees and expenses	$8,100
Legal fees and expenses	$25,000
Printing expenses	$4,000
Miscellaneous expenses	$5,000
Total expenses	$68,377

     All expenses, other than the SEC registration fee, are estimated. We have agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling securityholders) in connection with the registration and sale of the notes or common shares being offered by the selling securityholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Division (E) of Section 1701.13 of the Ohio Revised Code and Article V of the Code of Regulations of Ohio Casualty Corporation (the “Company”) relate to indemnification of the Company’s directors and officers against liabilities arising in connection with the performance of their respective duties.

     Division (E) of Section 1701.13 of the Ohio Revised Code provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Article V of the Company’s Code of Regulations provides as follows:

Section 1. Mandatory Indemnification. The corporation shall indemnify (A) any officer or director of the corporation and (B) any person (including an officer or director of the corporation) who has served or is serving at the request of the corporation as a director, trustee or officer of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation) by reason of the fact that he is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust, or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 1 shall be presumed in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 2. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify (i) any officer or director of the corporation, or (ii) any person (including an officer or director of the corporation) who has served or is serving at the request of the corporation as a director, trustee or officer of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for gross negligence or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Butler County, Ohio or the court in which such action or suit was brought shall determine upon application that despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 2.

Section 3. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation or any person (including an officer or director of the corporation) who has served or is serving at the request of the corporation as a director, trustee or officer of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1, or in defense of any claim, issue, or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 4. Determination Required. Any indemnification required under Section 1 and not precluded under Section 2 shall be made by the corporation only upon a determination that such indemnification is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 1. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years or (C) by the shareholders or (D) by the Court of Common Pleas of Butler County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under subparagraph (D) of this Section at any time (including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under subparagraph (A) or by independent legal counsel under subparagraph (B) or by the shareholders under subparagraph (C) of this Section); and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under subparagraph (A) or by independent legal counsel under subparagraph (B) or by shareholders under subparagraph (C) of this Section shall be evidence in rebuttal of the presumption recited in Section 1. Any determination made by the disinterested directors under subparagraph (A) of this Section or by independent legal counsel under subparagraph (B) of this Section to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Butler County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5. Advances for Expenses. Expenses (including, without limitation, attorneys fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 1 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer, Director or other person entitled to indemnity under Section 1 promptly as such expenses are incurred by him, but only if such officer, Director or other person shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) unless it shall ultimately be determined as provided in Section 4 that he is not entitled to be indemnified by the corporation as provided under Section 1; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for gross negligence or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Butler County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 6. Article V Not Exclusive. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders of the corporation or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article V.

Section 8. Certain Definitions. For purposes of this Article V, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article V shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him, and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” within the meaning of that term as used in this Article V.

Section 9. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article V may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Butler County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Butler County, Ohio in any such action, suit or proceeding.

     The Company has in force and effect a policy insuring the directors and officers of the Company against losses which they or any of them shall become legally obligated to pay for any reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBITS

1.1†	Purchase Agreement, dated as of March 13, 2002, among Ohio Casualty Corporation (the “Company”) and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc.

4.1(a)	Certificate of Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on May 25, 1983 (incorporated by reference to Exhibit 4(a) of the Company’s Current Report on Form 8-K (No. 000-05544), as filed with the Securities and Exchange Commission on December 15, 1998 (the “1998 Form 8-K”))

4.1(b)	Certificate of Amendments to the Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on November 21, 1986 (incorporated by reference to Exhibit 4(b) of the 1998 Form 8-K)

4.1(c)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on April 29, 1992 (incorporated by reference to Exhibit 4(c) of the 1998 Form 8-K)

4.1(d)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on April 30, 1996 (incorporated by reference to Exhibit 4(d) of the 1998 Form 8-K)

4.1(e)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on May 10, 2000 (incorporated by reference to Exhibit 4(e) of the Company’s Registration Statement on Form S-8 (No. 333-42942), as filed with the Securities and Exchange Commission on August 3, 2000 (the “2000 S-8”))

4.1(f)	Amended Articles of Incorporation of the Company, reflecting amendments through May 10, 2000, (filed for Securities and Exchange Commission reporting compliance purposes only, not filed with the Ohio Secretary of State) (incorporated by reference to Exhibit 4(f) of the 2000 S-8)

4.2(a)	Code of Regulations of the Company (incorporated by reference to Exhibit 4(f) of the 1998 Form 8-K)

4.2(b)	Certificate of Amendment to the Code of Regulations of the Company (incorporated by reference to Exhibit 4(h) of the 2000 S-8)

4.2(c)	Code of Regulations, as amended, reflecting amendments through April 26, 2000 (for Securities and Exchange Commission reporting purposes only) (incorporated by reference to Exhibit 4(i) of the 2000 S-8)

4.3(a)	Amended and Restated Rights Agreement, dated February 19, 1998, between the Company and First Chicago Trust Company of New York, which includes as Exhibit A the form of Rights Certificate (incorporated by reference to Exhibit 4(f) of the Company’s Form 8-A/A Amendment No. 3 (No. 000-05544), as filed with the Securities and Exchange Commission on March 5, 1998)

4.3(b)	First Amendment to the Amended and Restated Rights Agreement, dated February 19, 1998, signed November 8, 2001 (incorporated by reference to Exhibit 4(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (No. 000-05544), as filed with the Securities and Exchange Commission on March 5, 2002)

4.3(c)	Certificate of Adjustment by the Company, dated as of July 1, 1999 (incorporated by reference to Exhibit 9 of the Company’s Form 8-A/A Amendment No. 4 (No. 000-05544), as filed with the Securities and Exchange Commission on July 2, 1999)

4.4	Indenture, dated as of March 19, 2002, between the Company and HSBC Bank USA, including the forms of the notes (incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K (No. 000-05544), as filed with the Securities and Exchange Commission on April 1, 2002)

4.5	Registration Rights Agreement, dated as of March 19, 2002, among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc., as Initial Purchasers (incorporated by reference to Exhibit 4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (No. 000-05544), as filed with the Securities and Exchange commission on May 14, 2002)

5.1†	Opinion of Vorys, Sater, Seymour and Pease LLP, a limited liability partnership, as to the legality of the notes and the shares issuable upon conversion of the notes, including consent.

8.1†	Opinion of Vorys, Sater, Seymour and Pease LLP, a limited liability partnership, as to certain tax matters.

12.1†	Computation of Ratios of Earnings to Fixed Charges.

23.1†	Consent of Ernst & Young LLP.

23.2†	Consent of PricewaterhouseCoopers LLP.

23.3†	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1 and Exhibit 8.1)

24.1†	Powers of Attorney.

25.1†	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of HSBC Bank USA.

† Previously filed.

ITEM 17. UNDERTAKINGS.

     A.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     D.     The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E.     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Ohio, on June 4, 2002.

OHIO CASUALTY CORPORATION

By:	/s/ Dan R. Carmichael Dan R. Carmichael President and Chief, Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dan R. Carmichael Dan R. Carmichael	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2002

/s/ Donald F. McKee Donald F. McKee	Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2002

*	Chairman of the Board	June 4, 2002
Stanley N. Pontius

*	Vice President, Secretary and Director	June 4, 2002
Howard L. Sloneker III

*	Director	June 4, 2002
Terrence J. Baehr

*	Director	June 4, 2002
Jack E. Brown

*	Director	June 4, 2002
Catherine E. Dolan

*	Director	June 4, 2002
Stephen S. Marcum

*	Director	June 4, 2002
Edward T. Roeding

*By Dan R. Carmichael pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

/s/ Dan R. Carmichael Dan R. Carmichael Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBITS

1.1†	Purchase Agreement, dated as of March 13, 2002, among Ohio Casualty Corporation (the “Company”) and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc.

4.1(a)	Certificate of Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on May 25, 1983 (incorporated by reference to Exhibit 4(a) of the Company’s Current Report on Form 8-K (No. 000-05544), as filed with the Securities and Exchange Commission on December 15, 1998 (the “1998 Form 8-K”)).

4.1(b)	Certificate of Amendments to the Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on November 21, 1986 (incorporated by reference to Exhibit 4(b) of the 1998 Form 8-K).

4.1(c)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on April 29, 1992 (incorporated by reference to Exhibit 4(c) of the 1998 Form 8-K).

4.1(d)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on April 30, 1996 (incorporated by reference to Exhibit 4(d) of the 1998 Form 8-K).

4.1(e)	Certificate of Amendment to Amended Articles of Incorporation of the Company, as filed with the Ohio Secretary of State on May 10, 2000 (incorporated by reference to Exhibit 4(e) of the Company’s Registration Statement on Form S-8 (No. 333-42942), as filed with the Securities and Exchange Commission on August 3, 2000 (the “2000 S-8”)).

4.1(f)	Amended Articles of Incorporation of the Company, reflecting amendments through May 10, 2000, (filed for Securities and Exchange Commission reporting compliance purposes only, not filed with the Ohio Secretary of State) (incorporated by reference to Exhibit 4(f) of the 2000 S-8).

4.2(a)	Code of Regulations of the Company (incorporated by reference to Exhibit 4(f) of the 1998 Form 8-K).

4.2(b)	Certificate of Amendment to the Code of Regulations of the Company (incorporated by reference to Exhibit 4(h) of the 2000 S-8).

4.2(c)	Code of Regulations, as amended, reflecting amendments through April 26, 2000 (for Securities and Exchange Commission reporting purposes only) (incorporated by reference to Exhibit 4(i) of the 2000 S-8).

4.3(a)	Amended and Restated Rights Agreement, dated February 19, 1998, between the Company and First Chicago Trust Company of New York, which includes as Exhibit A the form of Rights Certificate (incorporated by reference to Exhibit 4(f) of the Company’s Form 8-A/A Amendment No. 3 (No. 000-05544), as filed with the Securities and Exchange Commission on March 5, 1998).

4.3(b)	First Amendment to the Amended and Restated Rights Agreement, dated February 19, 1998, signed November 8, 2001 (incorporated by reference to Exhibit 4(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (No. 000-05544), as filed with the Securities and Exchange Commission on March 5, 2002).

4.3(c)	Certificate of Adjustment by the Company, dated as of July 1, 1999 (incorporated by reference to Exhibit 9 of the Company’s Form 8-A/A Amendment No. 4 (No. 000-05544), as filed with the Securities and Exchange Commission on July 2, 1999).

4.4	Indenture, dated as of March 19, 2002, between the Company and HSBC Bank USA, including the forms of the notes (incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K (No. 000-05544), as filed with the Securities and Exchange Commission on April 1, 2002).

4.5	Registration Rights Agreement, dated as of March 19, 2002, among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc., as Initial Purchasers (incorporated by reference to Exhibit 4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (No. 000-05544), as filed with the Securities and Exchange Commission on May 14, 2002.

5.1†	Opinion of Vorys, Sater, Seymour and Pease LLP, a limited liability partnership, as to the legality of the notes and the shares issuable upon conversion of the notes, including consent.

8.1†	Opinion of Vorys, Sater, Seymour and Pease LLP, a limited liability partnership, as to certain tax matters.

12.1†	Computation of Ratios of Earnings to Fixed Charges.

23.1†	Consent of Ernst & Young LLP.

23.2†	Consent of PricewaterhouseCoopers LLP.

23.3†	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1 and Exhibit 8.1).

24.1†	Powers of Attorney.

25.1†	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of HSBC Bank USA.

† Previously filed.